Exhibit 99.1

Sphere 3D Reports Second Quarter Fiscal Year 2019 Financial Results

SAN DIEGO, Calif. – August 14, 2019 – Sphere 3D Corp. (NASDAQ: ANY), a company delivering containerization, virtualization, and data management solutions, today reported financial results for its second quarter ended June 30, 2019.

“The second quarter revenue was negatively impacted by our cash constraints and our move to new hardware suppliers for our HVE line of products. Despite the drop in revenue, we were able to reduce our net loss, quarter over quarter, through a reduction in our operating expenses in Q2,” said Peter Tassiopoulos, chief executive officer of Sphere3D, adding, “For the first 6 months of 2019, when compared to the same period in 2018, we were able to reduce our net loss by over 60% and will continue to look for opportunities to improve operating results.”

On November 13, 2018, the Company closed the divestiture of its Overland subsidiary and related business. The financial results of Overland for the second quarter and six months ended 2018 have been reflected in the Company’s consolidated statements of operations as discontinued operations. Results below exclude discontinued operations. Our results for the second quarter and six months ended June 30, 2019 were as follows:

Second Quarter 2019 Financial Results:

•	Revenue for the second quarter of 2019 was $1.0 million, compared to $2.7 million for the second quarter 2018.

•	Gross margin for the second quarter of 2019 was 25.4%, compared to 17.5% for the second quarter of 2018.

•	Operating expenses for the second quarter of 2019 were $1.8 million, compared to $3.3 million for the second quarter of 2018.

•

Share-based compensation expense for the second quarter of 2019 was $0.1 million, compared to $0.4 million for the second quarter of 2018. Depreciation and amortization was $0.3 million in both the second quarter of 2019 and 2018.

•

Net loss from continuing operations for the second quarter of 2019 was $1.7 million, or a net loss of $0.72 per share, compared to a net loss from continuing operations of $4.0 million, or a net loss of $2.36 per share, for the second quarter of 2018.

•	Net loss from discontinued operations for the second quarter of 2018 was $2.0 million, or a net loss of $1.16 per share.

Six Months Ended June 30, 2019 Financial Results:

•	Revenue for the first six months of 2019 was $3.1 million, compared to $5.1 million for the first six months of 2018.

•	Gross margin for the first six months of 2019 was 30.4%, compared to 18.1% for the first six months of 2018.

•	Operating expenses for the first six months of 2019 were $4.2 million, compared to $8.2 million for the first six months of 2018.

•

Share-based compensation expense for the first six months of 2019 was $0.2 million, compared to $1.3 million for the first six months of 2018. Depreciation and amortization was $0.5 million in the first six months of 2019, compared to $1.1 million for the first six months of 2018.

•

Net loss from continuing operations for the first six months of 2019 was $3.5 million, or a net loss of $1.55 per share, compared to a net loss from continuing operations of $9.2 million, or a net loss of $6.86 per share, in the first six months of 2018.

•	Net loss from discontinued operations for the first six months of 2018 was $3.7 million, or a net loss of $2.75 per share.

Investor Conference Call:
Sphere 3D will not be hosting a second quarter fiscal year 2019 earnings conference call.

About Sphere 3D:
Sphere 3D Corp. (NASDAQ: ANY) delivers containerization, virtualization, and data management solutions via hybrid cloud, cloud and on-premise implementations through its global reseller network and professional services organization. Sphere 3D has a portfolio of brands, including HVE ConneXions, UCX ConneXions, and SnapServer® dedicated to helping customers achieve their IT goals. For more information, visit www.sphere3d.com. Follow us on Twitter @Sphere3D and @HVEconneXions

Safe Harbor Statement:
This press release contains forward-looking statements that involve risks, uncertainties, and assumptions that are difficult to predict. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of risks and uncertainties including, without limitation, our inability to obtain additional debt or equity financing; any increase in our cash needs; the Company’s ability to maintain listing with the NASDAQ Capital Market; market adoption and performance of our products; the level of success of our collaborations and business partnerships; possible actions by customers, partners, suppliers, competitors or regulatory authorities; and other risks detailed from time to time in our periodic reports contained in our Annual Information Form and other filings with Canadian securities regulators (www.sedar.com) and in prior periodic reports filed with the United States Securities and Exchange Commission (www.sec.gov). Sphere 3D undertakes no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by law.

Investor Contact:
Kurt Kalbfleisch
+1-858-495-4211
Investor.relations@sphere3d-overland.com

SPHERE 3D CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)
Revenue	$963	$2,698	$3,093	$5,071
Cost of revenue	718	2,225	2,153	4,155
Gross profit	245	473	940	916

Operating expenses:
Sales and marketing	491	740	944	1,521
Research and development	516	899	1,213	2,010
General and administrative	761	1,691	2,013	4,691
	1,768	3,330	4,170	8,222
Loss from operations	(1,523)	(2,857)	(3,230)	(7,306)
Interest expense - related party	(144)	(1,212)	(286)	(1,770)
Interest expense	(12)	-	(15)	-
Other income (expense), net	14	41	22	(85)
Net loss from continuing operations	(1,665)	(4,028)	(3,509)	(9,161)
Net loss from discontinued operations	-	(1,974)	-	(3,664)
Net loss	$(1,665)	$(6,002)	$(3,509)	$(12,825)

Net loss per share:
Continuing operations	$(0.72)	$(2.36)	$(1.55)	$(6.86)
Discontinued operations	-	(1.16)	-	(2.75)
Net loss per share basic and diluted	$(0.72)	$(3.52)	$(1.55)	$(9.61)

Shares used in computing net loss per share:
Basic and diluted	2,300,469	1,706,289	2,268,706	1,335,104

SPHERE 3D CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	December 31,
	2019	2018
	(Unaudited)	(Unaudited)
ASSETS

Cash and cash equivalents	$151	$341
Accounts receivable, net	500	1,142
Inventories	1,170	1,230
Other current assets	703	784
Total current assets	2,524	3,497
Investment in affiliate	2,100	2,100
Property and equipment, net	5	6
Intangible assets, net	2,873	3,348
Goodwill	1,385	1,385
Other assets	1,025	950
Total assets	$9,912	$11,286

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities	$10,493	$9,639
Series A redeemable preferred shares	6,832	6,571
Other long-term liabilities	1,315	683
Total shareholders' deficit	(8,728)	(5,607)
Total liabilities and shareholders' deficit	$9,912	$11,286